Exhibit 10.5

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE SECURITIES) WERE ORIGINALLY ISSUED ON MARCH 2, 2011 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCK WARRANT PURCHASE AGREEMENT, DATED AS OF FEBRUARY 10, 2011, AND THE SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF MARCH 2, 2011, EACH AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN THE ISSUER HEREOF (THE “COMPANY”) AND THE INITIAL HOLDER HEREOF, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.

K-V PHARMACEUTICAL COMPANY

STOCK PURCHASE WARRANT

Date of Issuance: March 2, 2011	Certificate No. W-3

FOR VALUE RECEIVED, K-V Pharmaceutical Company, a Delaware corporation (the “Company”), hereby grants to U.S. Healthcare I, L.L.C. (“U.S. Healthcare I”) and U.S. Healthcare, II L.L.C. (“U.S. Healthcare II” and together with U.S. Healthcare I and each of their registered assigns, each a “Registered Holder” and collectively, the “Registered Holders”) the right to purchase from the Company, in the case of U.S. Healthcare I, 4,992,102 shares of Common Stock, and in the case of U.S. Healthcare II, 2,458,797 shares of Common Stock, in each case less the number of shares of Common Stock already issued in connection with partial exercises of this Warrant (this “Warrant”), at a price per share of $1.62 (as adjusted from time to time in accordance herewith, the “Exercise Price”). This Warrant is one of several warrants (collectively, the “Warrants”) issued by the Company pursuant to the terms of the Credit and Guaranty Agreement, dated as of November 17, 2010 (as amended by that certain Amended and Restated Amendment No. 1 to Credit Agreement and Amendment No. 1 to

Commitment Letter, dated as of January 6, 2011, the “Credit Agreement”), by and among the Company, as the borrower and certain of its subsidiaries, as guarantors, the lenders party thereto from time to time and U.S. Healthcare I, L.L.C., as administrative agent and collateral agent. In connection with the Credit Agreement and the transactions contemplated thereby, the amount of the purchase price allocated to the Warrants granted to (i) U.S. Healthcare I is $9,504,962.84 and (ii) U.S. Healthcare II is $4,681,548.86. Certain capitalized terms used herein are defined in Section 5. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

This Warrant is subject to the following provisions:

Section 1. Exercise of Warrant.

1A. Exercise Period. Each Registered Holder may exercise, in whole or in part, but not as to a fractional share of Common Stock, the purchase rights represented by this Warrant, solely on a cashless exercise basis in accordance with paragraph 1B(ii), at any time and from time to time after the Date of Issuance to and including November 17, 2015 (the “Expiration Date”). Each Registered Holder shall be required to exercise (subject to Section 14), in whole or in part, but not as to a fractional share of Common Stock, the purchase rights represented by this Warrant, solely on a cashless exercise basis in accordance with paragraph 1B(ii), on the date (the “Company Mandatory Exercise Date”, and the period from the Date of Issuance through the earlier of the Expiration Date and the Company Mandatory Exercise Date, the “Exercise Period”) that is 30 days following the Company’s notice to the Registered Holder (a “Company Mandatory Exercise Notice”) that (a) the average of the Closing Prices of Common Stock for at least 30 consecutive trading days (the first time such condition is satisfied after the Date of Issuance, the “30-Day Average Closing Price”) has exceeded $15.00 (subject to adjustment for stock splits, stock dividends, recapitalizations or other similar events with respect to the Common Stock), (b) the Closing Price of the Common Stock has exceeded $15.00 (subject to adjustment for stock splits, stock dividends, recapitalizations or other similar events with respect to the Common Stock) for at least the 10 consecutive trading days immediately preceding the date of delivery of the Company Mandatory Exercise Notice, (c) there shall be an effective registration statement, approved by the Securities and Exchange Commission, with respect to the shares to be issued or issuable pursuant to this Warrant and (d) the Common Stock shall be designated for quotation on The New York Stock Exchange, Inc., The NASDAQ Global Select Market or The NASDAQ Global Market and shall not have been suspended from trading nor shall proceedings for such delisting or suspension have been commenced, threatened or pending either (1) in writing or (2) by falling below the minimum listing maintenance requirements of The New York Stock Exchange, Inc., The NASDAQ Global Select Market or The NASDAQ Global Market, as applicable; provided, however, that if the registration statement referred to in clause (c) above relates to the resale of some but not all of the shares then issuable pursuant to this Warrant, the Company Mandatory Exercise Notice shall be deemed to require the exercise of this Warrant with respect to the shares that may be resold pursuant to such registration statement and any shares which may be sold by the Registered Holders pursuant to Rule 144 without compliance with the current public information requirements of such rule, or subject to any volume, manner of sale or timing restrictions or other conditions. If the conditions in clause (c) and (d) of the immediately preceding sentence cease to be satisfied as of the Company Mandatory Exercise Date (and are not waived by the Registered Holders), then the Registered Holders shall not be required to exercise this Warrant and the Company Mandatory Exercise Notice shall be null and void, ab initio; provided, however, that the foregoing shall not affect the Company’s right to require the exercise of this Warrant by delivery of a subsequent Company

Mandatory Exercise Notice at such time as the conditions in clauses (a) through (d) are satisfied. To the extent this Warrant is still outstanding, at 5:00 p.m., New York City time on the last day of the Exercise Period, the portion of this Warrant not exercised prior thereto shall be and become void and of no value, provided, that, subject to Section 14 and unless a Registered Holder delivers a notice to the contrary, if the Closing Price on such date is greater than the Exercise Price on such Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised) at 5:00 p.m. New York City time on such date.

1B. Exercise Procedure.

(i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a) a completed Exercise Agreement, as described in paragraph 1C, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b) this Warrant;

(c) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser, in which case the applicable Registered Holder shall have complied with the provisions set forth in Section 7; and

(d) written notice to the Company that a Registered Holder is exchanging the Warrant (or a portion thereof).

(ii) At the Exercise Time, the Registered Holders shall surrender to the Company this Warrant for an aggregate number of shares of Common Stock specified in its written notice to the Company, from which the Company shall withhold and not issue to the holder a number of shares of Common Stock with an aggregate Market Price equal to the Aggregate Exercise Price of the number of shares of Common Stock specified in such notice (and such withheld shares shall no longer be issuable under this Warrant); provided that in the event the holder of Warrants is required to exercise this Warrant as a result of delivery of a Company Mandatory Exercise Notice in accordance with paragraph 1A, the Market Price for all exercises thereafter shall be deemed to be equal to the 30-Day Average Closing Price, which price shall be indicated in the Company Mandatory Exercise Notice. Thereupon, the Company shall issue to the holder of Warrants such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A - B)

    A

X =	the number of shares of Common Stock to which the holder of Warrants is entitled upon such cashless exercise;

Y =	the total number of shares of Common Stock covered by this Warrant for which the holder has surrendered purchase rights at such time for cashless exercise (including both shares to be issued to the holder and shares as to which the purchase rights are to be canceled as payment therefor);

A =	the Market Price of one share of Common Stock as of the date the cashless exercise election is made; provided that in the event the holder of Warrants is required to exercise this Warrant on a cashless basis as a result of delivery of a Company Mandatory Exercise Notice in accordance with paragraph 1A, the Market Price shall be deemed to be equal to the 30-Day Average Closing Price ; and

B =	the Exercise Price

(iii) Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five business days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five business-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iv) The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

(v) The issuance of certificates to the Registered Holders for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holders or the Purchaser for any stamp, duty, registration or issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof. Notwithstanding anything in this Warrant to the contrary, the Company shall be permitted to withhold in accordance with applicable law upon any payment or deemed payment made under this Warrant, and any amount so withheld shall be treated as paid to the applicable holder.

(vi) The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

(vii) The Company shall reasonably assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(viii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(ix) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. The Company shall take all such actions as may be reasonably necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

1C. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock with respect to which this Warrant is exercised does not include all the shares of Common Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

1D. Fractional Shares. The Company shall not be required to issue any fraction of a share of Common Stock upon exercise of any Warrants; provided, that, if more than one Warrant shall be exercised hereunder at one time by the same Registered Holder, the number of full shares of Common Stock which shall be issuable upon exercise thereof shall be computed on the basis of all Warrants so exercised, and shall include the aggregation of all fractional shares of Common Stock issuable upon exercise of such Warrants. If after giving effect to the aggregation of all shares of Common Stock (and fractions thereof) issuable upon exercise of Warrants by the same Registered Holder at one time as set forth in the previous sentence, any fraction of a share of Common Stock would, except for the provisions of this paragraph 1D, be issuable upon the exercise of any Warrant or Warrants, the Company shall, within five business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the Market Price of such fractional share as of the date of the Exercise Time.

Section 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

2A. Adjustment of the Number of Shares upon Issuance of Common Stock. (i) If and whenever on or after the Date of Issuance of this Warrant, the Company issues or sells, or in accordance with paragraph 2B is deemed to have issued or sold, any share of Common Stock, the number of shares of Common Stock acquirable upon the exercise of the Warrant shall be computed using the following formula:

W = X x Y

        Z

W =	the total number of shares of Common Stock to which the holder of Warrants is entitled following the issuance or sale of additional shares by the Company.

X =	the total number of shares of Common Stock Deemed Outstanding following the issuance or sale of additional Common Stock pursuant to this Section 2A.

Y =	the total number of shares of Common Stock covered by this Warrant prior to the issuance or sale of additional Common Stock pursuant to this Section 2A.

Z =	the total number of shares of Common Stock Deemed Outstanding prior to the issuance or sale of Common Stock pursuant to this Section 2A.

Notwithstanding the foregoing, there shall be no adjustment to the Exercise Price or the number of shares of Common Stock obtainable upon exercise of this Warrant with respect to (x) the granting of stock options after the Date of Issuance to employees, consultants or directors of the Company and its Subsidiaries in accordance with compensation plans approved by the Company’s board of directors (or the exercise of such options) such that the total maximum number of shares of Common Stock issuable upon the exercise of such stock options that are outstanding at any time is not greater than 5% of the sum of (1) the number of shares of Common Stock actually outstanding as of the Date of Issuance plus (2) the total maximum number of shares of Common Stock issuable upon the exercise of Options outstanding as of the Date of Issuance plus (3) the total maximum number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities (including the Warrants) outstanding as of the Date of Issuance or (y)(i) the exercise of any Options or the conversion or exchange of any Convertible Securities outstanding as of the Date of Issuance in accordance with the terms of such Options or Convertible Securities as in effect as of the Date of Issuance, or pursuant to any amendment to the terms of such Options or Convertible Securities to which holders of a majority of the shares of Common Stock issuable upon exercise of the Warrants have consented and (ii) the conversion of the Company’s 2.50% Subordinated Notes due 2033 (the “Notes”) issued pursuant to the Indenture, dated as of May 16, 2003, by and between the Company and Deutsche Bank Trust Company Americas, as indenture trustee, into Common Stock, so long as such Notes are converted into Common Stock with a price per share as determined pursuant to the terms of the Notes, as in effect as of the date hereof, or pursuant to any amendment to the terms of the Notes to which holders of a majority of the shares of Common Stock issuable upon exercise of the Warrants have consented (collectively, the “Excluded Shares”).

(ii) Upon each such adjustment of the number of shares of Common Stock acquirable upon exercise of this Warrant hereunder, the Exercise Price hereunder shall be adjusted to the Exercise Price determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the number of shares of Common Stock acquirable upon exercise of this Warrant resulting from such adjustment; provided, however, that no adjustment to the Exercise Price hereunder shall be made in connection with any issuance or sale of shares of Common Stock at a price per share greater than or equal to $5.00 (as appropriately adjusted for any subdivision or combination of one or more classes of the outstanding shares of Common Stock or any Organic Change (as defined below)).

2B. Effect on Number of Shares of Common Stock Acquirable upon Exercise of this Warrant of Certain Events. For purposes of determining the adjusted number of shares of Common Stock issuable under paragraph 2A, the following shall be applicable:

(i) Issuance of Rights or Options. If the Company in any manner grants or sells any Options (other than rights to acquire Excluded Shares), then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at such time.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Security (other than securities convertible into or exchangeable for Excluded Shares), then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at such time.

(iii) No Further Adjustments. In each case, no further adjustment of the number of shares of Common Stock acquirable upon exercise of this Warrant shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities or Options, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the number of shares of Common Stock acquirable upon exercise of this Warrant had been or are to be made pursuant to other provisions of this paragraph 2B, no further adjustment of the number of shares of Common Stock acquirable upon exercise of this Warrant shall be made by reason of such issue or sale.

(iv) Change in Number of Shares of Common Stock Issuable upon Exercise of Options or Conversion of Convertible Securities. If (x) the number of shares of Common Stock issuable upon exercise of Options or conversion or exchange of Convertible Securities changes at any time or (y) the number of shares of Common Stock actually issued upon the exercise of any Options or Convertible Securities is less than the total maximum number of shares of Common Stock issuable upon the exercise of such Options or Convertible Securities due to exercise on a cashless basis, the number of shares of Common Stock issuable hereunder shall be correspondingly adjusted. For purposes of this paragraph 2B, if the terms of any Option or Convertible Security (other than any Option to acquire or security convertible into or exchangeable for the Excluded Shares) which was outstanding as of the Date of Issuance are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(v) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the number of shares of Common Stock acquirable upon exercise of this Warrant shall be adjusted immediately to the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this paragraph 2B, the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance shall not cause the number of shares of Common Stock acquirable upon exercise of this Warrant to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of this Warrant.

(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(vii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

2C. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately decreased. Upon any such subdivision or combination of one or more classes of Common Stock, the Exercise Price in effect immediately prior to the time of effectiveness of such subdivision or combination shall be adjusted at such time of effectiveness to the price determined by multiplying such Exercise Price by the quotient of (x) the number of shares of Common Stock outstanding immediately prior to such time of effectiveness divided by (y) the number of shares of Common Stock outstanding at the time of effectiveness of and after giving effect to such subdivision or combination.

2D. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) to insure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders’ rights and interests to insure that the provisions of this Section 2 and Section 3 and Section 4 shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrants). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of Warrants representing a majority of the Common Stock obtainable upon exercise of all of the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

2E. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make an appropriate adjustment in the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrants; provided that no such adjustment shall decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 2.

2F. Notices.

(i) Promptly upon any adjustment of the number of shares of Common Stock acquirable upon exercise of this Warrant, the Company shall use commercially reasonable efforts to provide written notice thereof to the Registered Holders, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Company shall use commercially reasonable efforts to give written notice to the Registered Holders at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii) The Company shall also use commercially reasonable efforts to give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

Section 3. Dividends. If the Company declares or pays a dividend, except for a stock dividend payable in shares of Common Stock (a “Dividend”), then the Company shall pay to the Registered Holders of this Warrant at the time of payment thereof the Dividend which would have been paid to such Registered Holder had this Warrant been fully exercised on a cashless basis immediately prior to the date on which a record is taken for such Dividend, or, if no record is taken, the date as of which the record holders of stock entitled to such dividends are to be determined.

Section 4. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Registered Holders of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant on a cashless basis immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 5. Definitions. The following terms have meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise.

“Closing Price” means as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets, Inc., or any similar successor organization. If at any time such security is not listed on any domestic securities exchange or quoted in the domestic over-the-counter market, the “Closing Price” shall be the fair value thereof determined jointly by the Company and the Registered Holders of Warrants representing a majority of the Common Stock purchasable upon exercise of all the Warrants then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Common Stock purchasable upon exercise of all the Warrants then outstanding (or, if the parties are unable to agree on an appraiser, by an appraiser selected by the American Arbitration Association). The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

“Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share, the Company’s Class B Common Stock, par value $0.01 per share, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company; provided that with respect to the shares of Common Stock issuable upon the exercise of this Warrant, “Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to paragraph 2B hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time.

“Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

“Fully-Diluted Basis” means on a fully-diluted basis in accordance with the terms of this Warrant and the related Stock Warrant Purchase Agreement without taking into account Excluded Shares.

“Market Price” means the Closing Price averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading.

“Options” means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Reduction Date” shall mean the date set forth in the Reduction Notice by which the number of securities Owned or Controlled by the Registered Holders is to be reduced.

“Reduction Notice” shall mean that notice of reduction sent by the Company to the Registered Holders. Each Reduction Notice shall set forth: (i) the Reduction Date (which shall be a date not sooner than three days following the date such notice shall have been delivered); (ii) the computation of the amount of reduction in the right to purchase shares of securities pursuant to the Warrant; (iii) a certification by an authorized officer of the Company as to the satisfaction of the applicable Prepayment requirement; (iv) the place where certificates for such shares shall be surrendered for cancellation, as applicable; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

Other capitalized terms used in this Warrant but not defined herein shall have the meanings set forth in the Purchase Agreement.

Section 6. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by any Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holders shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

Section 7. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company. The Registered Holders shall be responsible for any tax or other governmental charges that may be imposed in connection with any registration of transfer of this Warrant or the issuance of shares of Common Stock to a person other than the Registered Holders upon exercise of this Warrant.

Section 8. Partial Reduction of Warrants. This Warrant and the securities issuable upon exercise of this Warrant shall be subject to partial repurchase by the Company subject to the following terms and conditions:

8A. At any time during the period beginning on the date hereof and ending prior to February 19, 2011:

(i) the Company shall have (a) raised, in the aggregate (without duplication) gross proceeds (before the payment of customary and reasonable offering expenses) of at least $30,000,000 in cash through the issuance of shares of Common Stock of the Company and (b) caused to be permanently prepaid loans outstanding under the Credit Agreement as a voluntary prepayment thereunder (the “Prepayment”) of not less than $20,000,000. Upon the occurrence of each of the conditions in clauses (a) and (b) of this subsection (i), the Company may serve a Reduction Notice on the Registered Holders, in which case (i) the right to purchase shares of Common Stock from the Company pursuant to this Warrant or, in the event this Warrant has been previously exercised, the number of shares which shall be surrendered to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Registered Holders shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 24.0% of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II) and (ii), all rights of the Company under this Section 8, other than its rights under this Section 8A(i), shall cease; or

(ii) the Company shall have (a) raised, in the aggregate (without duplication), gross proceeds (before the payment of customary and reasonable offering expenses) of at least $20,000,000 in cash through the issuance of shares of Common Stock of the Company and (b) caused a Prepayment of not less than $20,000,000. Upon the occurrence of each of the conditions in clauses (a) and (b) of this subsection (ii), the Company may serve a Reduction Notice on the Registered Holders, in which case (i) the right to purchase shares of Common Stock from the Company pursuant to this Warrant or, in the event this Warrant has been previously exercised, the number of shares which shall be surrendered to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Registered Holders shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 26.5% of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II) and (ii), all rights of the Company under this Section 8, other than its rights under this Section 8A(ii), shall cease.

8B. In the event that no reductions have occurred pursuant to Section 8A, then at any time during the period beginning on February 19, 2011 and ending prior to June 30, 2011:

(i) the Company shall have (a) raised, in the aggregate (without duplication), gross proceeds (before the payment of customary and reasonable offering expenses) of at least $20,000,000 in cash through the issuance of shares of Common Stock of the Company and (b) caused a Prepayment of not less than $20,000,000. Upon the occurrence of each of the conditions in clauses (a) and (b) of this subsection (i), the Company may serve a Reduction Notice on the Registered Holders, in which case the right to purchase shares of Common Stock from the Company pursuant to this Warrant or, in the event this Warrant has been previously exercised, the number of shares which shall be surrendered to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Registered Holders shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 28.7% (or, if and only if at the time when the Company serves such Reduction Notice the Prepayment shall have been, in addition to the amount specified in clause (b), not less than $80,000,000, 26.5%), of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II); or

(ii) the Company shall have (a) raised, in the aggregate (without duplication), gross proceeds (before the payment of customary and reasonable offering expenses) of at least $30,000,000 in cash through the issuance of shares of Common Stock of the Company and (b) caused a Prepayment of not less than $20,000,000. Upon the occurrence of each of the conditions in clauses (a) and (b) of this subsection (ii), the Company may serve a Reduction Notice on the Registered Holders, in which case the right to purchase shares of Common Stock from the Company pursuant to this Warrant or, in the event this Warrant has been previously exercised, the number of shares which shall be surrendered to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Registered Holders shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 26.2% (or, if and only if at the time when the Company serves such Reduction Notice the

Prepayment shall have been, in addition to the amount specified in clause (b), not less than $80,000,000, 24.0%), of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II);

8C. In the event that no reductions have occurred pursuant to Section 8A or Section 8B, but during the period beginning on February 19, 2011 and ending prior to June 30, 2011 the Company shall have (a) caused a Prepayment of not less than $80,000,000, the Company may serve a Reduction Notice on the Registered Holders, in which case the right to purchase shares of Common Stock from the Company pursuant to this Warrant or, in the event this Warrant has been previously exercised, the number of shares which shall be surrendered to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Registered Holders shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 29.0% of the Common Stock of the Company (with such reduction and surrender, as the applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II).

8D. Solely for the purposes of determining the percentage, on a Fully-Diluted Basis, of interest owned by the Registered Holders after giving effect to any reduction or surrender, as applicable, in accordance with the provisions of the foregoing Sections 8A, 8B and 8C, the Registered Holders’ purchases and sales to non-affiliated persons of Common Stock of the Company or securities convertible or exercisable into Common Stock of the Company from the date hereof through the date of any Reduction Notice, shall be disregarded.

Section 9. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holders at the principal office of the Company, for new Warrant of same tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrant shall represent such portion of such rights as is designated by the Registered Holders at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants.”

Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holders shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 11. Notices. Except as otherwise expressly provided herein, all notices, demands or other communications referred to in this Warrant shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent to the recipient by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next business day, (iii) one business day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three days after it is mailed to the recipient by first class mail, return receipt requested, and shall be addressed (a) to the Company, at its principal executive offices and (b) to the Registered Holders of this Warrant, at Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attention: Leonard Klingbaum, Esq.

Section 12. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of Warrant representing a majority of the shares of Common Stock obtainable upon exercise of the Warrant; provided that no such action may change the Exercise Price of the Warrant or the number of shares or class of stock obtainable upon exercise of each Warrant without the written consent of the Registered Holders of Warrant representing at least 75% of the shares of Common Stock obtainable upon exercise of the Warrant.

Section 13. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporation laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 14. Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and no Registered Holder shall have the right to exercise this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Class A Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Class A Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Class A Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Class A Common Stock, the Registered Holders may rely on the number of outstanding shares of Class A Common Stock as reflected in (1) the Company’s most recent

Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Class A Common Stock outstanding. The Registered Holder shall certify in any Exercise Agreement delivered pursuant to Section 1B hereof the beneficial ownership of such Registered Holder’s and such Person’s affiliates of shares of Class A Common Stock other than pursuant to the Warrants. In connection with any exercise of this Warrant, the Company shall be entitled to rely upon such certification by the Registered Holder. For any reason at any time, upon the written or oral request of a Registered Holder, the Company shall within one business day confirm orally and in writing to the Registered Holder the number of shares of Class A Common Stock then outstanding. In any case, the number of outstanding shares of Class A Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by each Registered Holder and its affiliates since the date as of which such number of outstanding shares of Class A Common Stock was reported. The limitations contained in this Section 14 shall apply to a successor Registered Holder of this Warrant. The holders of the Class A Common Stock shall be third party beneficiaries of this paragraph with respect to the Maximum Percentage limitation contained herein and the Company may not waive the Maximum Percentage limitation without the consent of holders of a majority of its Class A Common Stock. The provisions of this Section 14 shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 14 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. Notwithstanding any provision to the contrary in this Warrant, in the event that the Maximum Percentage limitation herein limits the Company from issuing to the Registered Holders the total number of shares of Common Stock either (i) otherwise issuable upon an exercise in whole of this Warrant following receipt of a Company Mandatory Exercise Notice delivered under Section 1A or (ii) required pursuant to the proviso of the last sentence of Section 1A upon the expiration of this Warrant (such shares referred to in clauses (i) and (ii) not able to be so issued, the “Limited Shares” and the date such Limited Shares were to be issued but for the limitation herein, the “Determination Date”), the Exercise Period shall be extended for a period of up to two years from the otherwise applicable expiration of the Exercise Period (the “Limited Shares Extension Period”). During the Limited Shares Extension Period, this Warrant shall remain exercisable and shall not terminate until the earlier of (i) such time that all Limited Shares may be issued without violating the provisions hereof, and (ii) the expiration of the Limited Shares Extension Period. Notwithstanding any other provision of this Warrant to the contrary, from and after the Determination Date the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant shall no longer be subject to adjustment or increase pursuant to Section 2B of this Warrant. The Registered Holders agree to use reasonable efforts to notify the Company once the Maximum Percentage limitation does not apply to the delivery of Limited Shares.

*     *     *     *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

K-V PHARMACEUTICAL COMPANY

By	/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr.

Its	President and CEO

[Corporate Seal]

Attest:

/s/ Gregory Bentley
Secretary

EXHIBIT I

EXERCISE AGREEMENT

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-3), hereby agrees to exercise the Warrant on a cashless basis with respect to                      of Common Stock (the “Exercise Amount”) and herewith surrenders the Warrant Certificate and all right, title and interest therein to the Company. The undersigned directs that the shares of Common Stock deliverable upon exercise of the attached Warrant be registered in the name and delivered at the address specified below, together with, if the Exercise Amount is less than the shares of Common Stock purchasable under the Warrant, a new Warrant.

Signature

Address

Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, together with a new Warrant if applicable, as follows:

Name

Address

EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-3) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness